Exhibit 99.2

ICOS CORPORATION

22021 20th Avenue SE

Bothell, WA 98021

PRESS RELEASE

Contact:	Lacy Fitzpatrick
ICOS Corporation
(425) 415-2207

For Immediate Release:

ICOS Prices Private Offering of

2.0% Convertible Subordinated Notes Due 2023

BOTHELL, Wash—June 16, 2003—ICOS Corporation (Nasdaq: ICOS) announced today the private placement of $250 million aggregate principal amount of 2.0 percent Convertible Subordinated Notes due 2023 through an offering to qualified institutional buyers pursuant to Rule 144A and to non-U.S. purchasers pursuant to Regulation S, under the Securities Act of 1933, as amended. The private placement is expected to close on June 20, 2003, subject to customary closing conditions.

The notes will be convertible at the option of the holder into ICOS common stock at a conversion price of $61.50 per share, subject to adjustment in certain circumstances. The initial conversion price represents a 43.4 percent premium over the closing bid price of ICOS common stock on June 16, 2003, which was $42.88 per share. The notes will be subordinate to senior indebtedness of ICOS. ICOS has also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $50 million in principal amount of the notes.

ICOS intends to use the net proceeds of the offering for the anticipated U.S. commercial launch of Cialis®, research and development activities, working capital and other general corporate purposes.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A or non-U.S. purchasers pursuant to Regulation S. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the expected proceeds of the financing described above. These forward-looking statements involve risks and uncertainties that could cause ICOS’ results and the timing of certain events to differ materially from those discussed in the forward-looking statements. In particular, the completion of the financing is subject to the satisfaction of various closing conditions. We cannot assure you that the offering will be completed. Other potential risks that could cause events to differ materially include the risks detailed in ICOS’ latest Annual Report on Form 10-K and its other SEC filings.

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